EXHIBIT 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Moody’s Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $.01 per share	457(c)	137,959 (3)	$322.545 (2)	$44,497,985.66 (2)	0.0000927	$4,124.97

	Total Offering Amounts					$44,497,985.66 (2)

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$4,124.97

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Registrant’s Common Stock as reported on the New York Stock Exchange on February 25, 2022, a date within five business days prior to the filing of this Registration Statement.

(3)

All 137,959 shares of the Registrant’s Common Stock are to be offered by the selling stockholders named herein, which such shares of the Registrant’s Common Stock were issued to the selling stockholders pursuant to that certain Share Purchase and Transfer Agreement, dated as of December 2, 2021, by and among the Registrant, Bureau van Dijk Editions Electroniques S. à r.l., 360kompany AG and the selling stockholders named therein.